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Exhibit 23.3

INFORMATION REGARDING CONSENT OF ARTHUR ANDERSEN LLP

        Section 11(a) of the Securities Act of 1933, as amended (the "Securities Act"), provides that if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement.

        In June of 2002, Arthur Andersen LLP ("Andersen") was convicted of obstructing justice, which is a felony offense. The SEC prohibits firms convicted of a felony from auditing public companies. Andersen is thus unable to consent to the incorporation by reference of its audit reports with respect to Cephalon, Inc.'s consolidated financial statements and financial statement schedule as of December 31, 2000 and for the year then ended. Under these circumstances, Rule 437a under the Securities Act permits Cephalon, Inc. to file this Registration Statement without a written consent from Andersen. As a result, with respect to transactions in Cephalon, Inc. securities pursuant to this Registration Statements that occur subsequent to the date hereof, Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Andersen or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Andersen under Section 11(a) of the Securities Act.

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  Exhibit 23.3
INFORMATION REGARDING CONSENT OF ARTHUR ANDERSEN LLP